UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): December 29, 2005

                               S.Y. BANCORP, INC.
             (Exact name of registrant as specified in its charter)


            Kentucky                 0-17262              61-1137529
            --------                 -------              ----------
  (State or other jurisdiction     (Commission          (I.R.S. Employer
of incorporation or organization)  File Number)        Identification No.)


               1040 East Main Street, Louisville, Kentucky, 40206
               --------------------------------------------------
                    (Address of principal executive offices)


                                 (502) 582-2571
                                 --------------
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 29, 2005, the Compensation Committee of the Board of Directors of S.Y. Bancorp, Inc. ("Bancorp") approved the accelerated vesting of all outstanding unvested options to purchase shares of Bancorp common stock that were issued to officers of Bancorp prior to December 2005. These options were awarded under Bancorp's 1995 and 2005 Stock Incentive Plans. The vesting of stock options held by Bancorp's independent directors is not changed by this action.

As a result of the Compensation Committee's action, options to purchase approximately 190,000 shares of Bancorp's common stock at exercise prices within a range of $16.80 to $23.95 per share may now be exercisable by their holders. These options would otherwise have vested from time to time over the next five years. Aside from the acceleration of the vesting date, the terms and conditions of the stock option agreements governing the underlying stock options, including exercise prices, remain unchanged.

By accelerating the vesting of these options effective as of December 31, 2005, Bancorp estimates that it will reduce non-cash compensation expense in future periods by approximately $1 million. This expected reduction compares with the amount that Bancorp would likely record under Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," which Bancorp will adopt in January 2006.

The accelerated options represent approximately 23% of Bancorp's total outstanding options, all of which had exercise prices equal to the market value of Bancorp's common stock at the time of grant. Based upon an estimated closing price of $24.50 per share on the date of accelerated vesting, 100% of the accelerated options are "in the money," having exercise prices below the estimated closing market price at the time of acceleration. The acceleration also is expected to result in an additional $32,000 of compensation expense in 2005 based upon the estimated closing price of Bancorp's shares on the date of accelerated vesting.

Bancorp will seek the consent from holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, if the acceleration would have the effect of changing the status of the option for federal income tax purposes from an incentive stock options to a non-qualified stock option. Should any of the option holders withhold consent for the vesting acceleration, then Bancorp would incur future expense associated with those options over the remainder of their original vesting schedule as of January 1, 2006, and the current estimated expense elimination for Bancorp would be reduced. Since Bancorp currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, it will report compensation expense related to the affected options for disclosure purposes only in its fourth quarter 2005 financial statements.

Approximately 11% of the options affected by this action are held by current named executive officers. The following table sets forth information regarding accelerated options held by Bancorp's named executive officers.

                                                          Number of
                                                         Accelerated   Exercise
Name               Position                  Grant Date    Options      Price
-----------------  ------------------------  ----------  -----------  ----------
Gregory A. Hoeck   Executive Vice President  12.27.2001     1300        $16.80
                                             12.17.2002     2000         19.55
                                             12.16.2003     2700         21.18
                                             12.14.2004     4800         23.95

Phillip S. Smith   Executive Vice President  12.27.2001     1300        $16.80
                                             12.17.2002     2000         19.55
                                             12.16.2003     2700         21.18
                                             12.14.2004     4800         23.95

Item 7.01  Regulation FD Disclosure.

On December 29, 2005, Bancorp issued a press release announcing the Compensation Committee's approval of the accelerated option vesting. A copy of the press release is furnished with this report as Exhibit 99.1.


Item 9.01  Financial Statements and Exhibits.

(c)    Exhibits

       99.1        Press release dated December 29, 2005




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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 29, 2005

                                 S.Y. BANCORP, INC.


                                 By:  /s/ Nancy B. Davis
                                      ------------------------------------------
                                      Nancy B. Davis, Executive Vice President,
                                      Treasurer and Chief Financial Officer